Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR FOURTH QUARTER AND FISCAL YEAR 2014

Bellport, NY February 05, 2015 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales for the fourth quarter of 2014, which ended January 31, 2015 of $96.0 million versus $97.9 million last year. Total net sales were $272.7 million in the current year compared with $279.8 million in fiscal 2013. For the fourth quarter ending January 31, 2015, comparable store sales decreased by 0.6%. Comparable store sales for fiscal 2014 decreased by 0.8%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA FOURTH QUARTER AND FISCAL YEAR 2014 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2014		2013		2012
		(Decrease)		(Decrease)		Increase

Number of Open Stores, January	320	(2.7%)	329	(3.8%)	342

Fourth Quarter Total Retail Sales	$96,022	(1.9%)	$97,893	(8.2%)	$106,611
Year to date January Total Retail Sales	$272,650	(2.6%)	$279,808	(2.6%)	$287,289

Fourth Quarter Comparable Store Sales		(0.6%)		(7.2%)		2.4%

Year to date January Comparable Store Sales		(0.8%)		(2.2%)		0.6%